UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Nielsen Holdings plc

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Jennifer Meschewski

Company Secretary

May 11, 2021

Glass Lewis

255 California Street, Suite 1100

San Francisco, CA 94111

Re: Report Feedback Statement for Glass Lewis Subscribers

To: Glass Lewis Subscribers

We have received the Glass Lewis proxy paper for Nielsen’s proxy statement for its 2021 Annual General Meeting of Shareholders. We are submitting this response to address your concern regarding the absence of individual limits under the annual bonus plan and the LTPP specific to Glass Lewis’ analysis and recommendation on Proposal No. 7.

Please note that the Compensation and Talent Committee and full Board of Directors (as it relates to the Chief Executive Officer) reviews and approves the target annual incentive plan (“AIP”) bonus opportunity every year. When coupled with the 200% of target maximum (which applies to each executive’s individual award, and is disclosed on page 38 of our 2021 proxy statement), there is in fact a limit on annual bonus awards. We have disclosed the factors that would be taken into account in setting the bonus in the same section of the Compensation Discussion and Analysis on that page.

Nielsen’s practice is to denominate the AIP target opportunities in dollar terms, but the Compensation and Talent Committee also reviews this information as a percentage of salary. In addition, there has been no change to these provisions from our 2018 Policy, which shareholders voted FOR at our 2018 Annual General Meeting.

With respect to the LTPP, all of our awards are governed by our 2019 Incentive Plan (the “2019 Plan”) which was approved in 2019 by our shareholders and which does in fact include an individual annual award limit. The limit is found in “Section 5. Limitations” (“Section 5”) of the plan document, which is available here:

https://www.sec.gov/Archives/edgar/data/1492633/000119312519155318/d741957dex101.htm.

Section 5 provides that the limit during a fiscal year for any employee, other than a non-employee member of the Board of Directors, is 2,000,000 shares for options or stock appreciation rights and 1,000,000 shares for other stock-based awards. In addition, the maximum number of shares subject to awards granted during a single fiscal year to any non-employee member of the Board, taken together with any cash fees paid to such non-employee member of the Board during the fiscal year, shall not exceed $800,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes).

Glass Lewis Subscribers

Report Feedback Statement

May 11, 2021

Moreover, the Compensation and Talent Committee and full Board of Directors (for the Chief Executive Officer) reviews and approves annual long-term incentive (LTI) grants, similar to the process described for the AIP opportunities as noted above. The performance restricted share unit (“PRSU”) component of the annual LTI grants is also subject to a 200% limit of PRSUs granted on the number of PRSUs that can be earned.

Finally, Nielsen’s approach is consistent with market practice in North America. Our Executive Officers, including our Chief Executive Officer, are based in North America.

Thank you for this opportunity to provide input into the Glass Lewis process. We invite our shareholders to review our 2021 Proxy Statement and we would be pleased to discuss any questions they may have. We invite interested parties to contact us at ir@nielsen.com.

Yours very truly,

Jennifer Meschewski

Company Secretary